For Immediate Release

F. KEVIN TYLUS JOINS ROYAL BANK AMERICA AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Experienced banking executive led Yardville National Bank’s expansion, regulatory compliance and eventual acquisition by PNC

Narberth, PA—December 18, 2012— Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced that F. Kevin Tylus has been named president, chief executive officer and a director of the bank, effective immediately. He will report directly to the board of directors.

Today’s announcement completes a management transition plan that was first announced by Royal in April 2012. Robert R. Tabas, who has served as chief executive officer since 2009, will retire from day-to-day management of the bank and holding company, but will remain as chairman of the board of directors.

Mr. Tylus was president of Yardville National Bank from 2004 to 2007, and served on the company’s board of directors from 1991 to 2004, continuing as a non-independent director through 2007. During his tenure as president, Yardville expanded its footprint to 35 branches in New Jersey and Bucks County, PA, grew to $3 billion in assets, while market capitalization nearly doubled from its 2002 public stock offering. He also brings extensive capital markets experience, having worked with investment bankers and investors on a range of successful capital raising initiatives. He also was responsible for establishing an enterprise risk management culture, satisfying regulatory requirements and expanding customer-facing and internal technology capabilities. Mr. Tylus chaired several Board committees during his tenure as an independent director including the Strategic Planning Committee.

After the sale of Yardville, Mr. Tylus remained with PNC as regional president of its newly-created Central New Jersey region, which represented 120 branches. Under his leadership, the region grew as a result of cross-selling initiatives and brand expansion. Prior to joining Yardville, Tylus held progressively-responsible leadership positions in the financial services, insurance, and healthcare industries. Early in his career, Mr. Tylus was a management consultant with Touche Ross (now Deloitte Consulting) where he became a Partner. He received his bachelor’s degree from Gettysburg College in Gettysburg, Pa., where he serves as a Trustee and earned an MBA in finance from La Salle College in Philadelphia, Pa. He is a past member of the Franklin & Marshall College Leadership Council, the Chair of The Hun School of Princeton Board of Trustees and a leader for various community organizations.

Robert Tabas, chairman of the board of Royal, stated, “Kevin Tylus’ banking experience is the perfect fit for Royal as we complete our management succession. He brings a combination of community bank and large bank experience, and a history of repositioning and growing businesses in challenging industries while building cohesive management teams and organizations. He added significant shareholder value for Yardville’s stockholders by helping to lead the bank’s transformation from a family-owned community bank to a larger, more sophisticated and successful organization. We believe that his appointment as president and chief executive officer is a positive next step for Royal, and will benefit our shareholders, customers, employees and the community we serve.”

Kevin Tylus added, “Royal Bank has a strong market presence in some of the most attractive markets in the greater Philadelphia area. Robert Tabas and the Royal team have carefully managed the bank through the downturn, and as a result, Royal has emerged with improved regulatory relationships, sound risk management practices, increased capital ratios, and an intense focus on meeting the banking needs of small-to-medium-sized businesses and consumers. This is an unprecedented opportunity for me to work with the entire Royal team to drive the next wave of growth for the bank.”

Robert Tabas added, “This announcement represents the culmination of the process we launched earlier this year to transition Royal’s management to an independent professional bank management team. For the first time since my father Daniel acquired the bank in 1980, there are now no members of the Tabas family involved in day-to-day bank management. However, as Royal’s largest shareholders, we are encouraged by the future direction of the bank, and we believe Kevin Tylus’s leadership will ultimately increase shareholder value. We remain supportive of the bank as shareholders, and I look forward to supporting Kevin as CEO in my role as chairman of the board of directors.”

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.

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Company Contact:

Marc Sanders
Vice President - Marketing
Royal Bank America
Office: 610-668-4700